As filed with the Securities and Exchange Commission on September 26, 2003
Registration No. 33-79452

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 3
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Healthcare Realty Trust

Incorporated
(Exact Name of Registrant as Specified in its Charter)

Maryland	62-1507028
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3310 West End Avenue

Suite 700
Nashville, Tennessee 37203
(615) 269-8175
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

DAVID R. EMERY

HEALTHCARE REALTY TRUST INCORPORATED
3310 West End Avenue
Suite 700
Nashville, Tennessee 37203
(615) 269-8175
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

THEODORE W. LENZ

WALLER LANSDEN DORTCH & DAVIS
A PROFESSIONAL LIMITED LIABILITY COMPANY
2100 Nashville City Center
511 Union Street
Nashville, Tennessee 37219-1760
(615) 244-6380

      This Amendment to the Registration Statement shall become effective in accordance with Section 8(c) of the Securities Act of 1933.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☑

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

HEALTHCARE REALTY TRUST INCORPORATED

Cross Reference Sheet

Showing Location In Prospectus of Information Required by Form S-3.

Registration Statement Items		Location in Prospectus

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Facing Page; Cross-Reference Sheet; Outside Front Cover Page
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages
3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	The Company; Introduction; The Plan
4.	Use of Proceeds	Use of Proceeds
5.	Determination of Offering Price	Cover Page; Introduction; The Plan
6.	Dilution	*
7.	Selling Security Holders	*
8.	Plan of Distribution	Plan of Distribution
9.	Description of Securities to be Registered	*
10.	Interests of Named Experts and Counsel	*
11.	Material Changes	*
12.	Incorporation of Certain Information by Reference	Incorporation of Certain Documents by Reference
13.	Disclosure of Commission Position on Indemnification For Securities Act Liabilities	Indemnification

* Omitted as inapplicable.

DIVIDEND REINVESTMENT PLAN
THE COMPANY
INTRODUCTION
THE PLAN
USE OF PROCEEDS
PLAN OF DISTRIBUTION
INDEMNIFICATION
WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY
PART II
SIGNATURES
Ex-99.1 Dividend Reinvestment Plan, as amended
Ex-99.2 SPECIMEN ENROLLMENT FORM
EX-99.3 SPECIMEN AUTHORIZATION FORM

HEALTHCARE REALTY TRUST LOGO

Dear Shareholder:

      Healthcare Realty Trust Incorporated is pleased to offer you the opportunity to participate in its Dividend Reinvestment Plan. The Dividend Reinvestment Plan offers a convenient way for shareholders to use their dividends to purchase automatically additional shares of Healthcare Realty Trust Incorporated Common Stock at a modest discount while avoiding the payment of brokerage commissions and bank fees. These fees are absorbed by the Company.

      In addition, the Plan permits shareholders to make optional cash investments of up to $60,000 per calender year for the purchase of additional stock at market price, while continuing to avoid all brokerage commissions and bank fees.

      The Plan is administered entirely by the Company’s transfer agent, EquiServe Trust Company, N.A. Healthcare Realty Trust Incorporated has made arrangements for the Plan solely as a convenience to its shareholders. As participation is voluntary, you may join or withdraw at any time.

      To participate in the Plan, shareholders must own at least one share of the Company’s Common Stock, and those shares must be held in the shareholder’s own name. The attached Prospectus contains more complete details of the Plan. We suggest that you read it and retain it for future reference.

/s/ DAVID R. EMERY
David R. Emery
Chairman and Chief Executive Officer

PROSPECTUS

September 26, 2003

HEALTHCARE REALTY TRUST LOGO

DIVIDEND REINVESTMENT PLAN

Common Stock

      This Prospectus describes the Healthcare Realty Trust Incorporated Dividend Reinvestment Plan which gives shareholders the opportunity to have dividends on their Common Stock automatically reinvested and to make voluntary cash payments to be invested in shares of Common Stock. Any owner of record of at least one share of the Company’s Common Stock is eligible to participate in the Plan.

      Investment options offered under the Plan are:

•	Full Dividend Reinvestment — Automatically reinvest dividends on all shares registered in the participant’s name.

•	Partial Dividend Reinvestment — Receive cash dividends on the number of shares specified on the enrollment form and automatically reinvest dividends on all remaining shares.

•	Optional Cash Payments — Whether or not dividends are reinvested, participants may also make optional payments to be used to purchase shares of Common Stock up to an aggregate of $60,000 during a calendar year with a minimum of $25 per payment.

      EquiServe Trust Company, N.A, as the Company’s Agent, will administer the Plan.

      The Company’s Common Stock is listed on the NYSE under the symbol HR.

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or has determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

THE COMPANY

      Healthcare Realty Trust Incorporated is a real estate investment trust incorporated under the laws of the State of Maryland. The Company has its principal executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 (telephone number 615-269-8175).

INTRODUCTION

      The Company has reserved for issuance 1,000,000 shares of the Company’s Common Stock (the “Shares” or the “Common Stock”) under its Dividend Reinvestment Plan in order to provide holders of its Common Stock the opportunity to have their cash dividends automatically reinvested in, and to make voluntary cash payments for, additional Shares. Participants who elect to reinvest all or a portion of their cash dividends may use their dividends to purchase Shares at a 5% discount from the closing price of the Company’s Common Stock. There is no maximum amount of cash dividends that may be reinvested. Shareholders may also make optional payments up to an aggregate of $60,000 (with a minimum of $25 per payment) in any calendar year to purchase additional Shares at no discount from such closing price.

THE PLAN

      The following is a general discussion of the provisions of the Plan.

Purpose, Advantages and Disadvantages

     1. What is the purpose of the Plan?

      The purpose of the Plan is to provide owners of record of the Company’s Shares with a simple and convenient method of reinvesting cash dividends on Shares held in the participant’s name. The Plan also offers participants the option of purchasing additional shares with monthly cash payments. Shares credited to a participant’s account in book-entry form are considered “Plan Shares.” Shares held in the form of stock certificates are considered “Certificate Shares.”

     2. What are the advantages and disadvantages of the Plan?

      The primary advantages of the Plan are:

•	Plan Shares may be purchased quarterly with reinvested cash dividends on all or less than all of a participant’s Shares. A participant may also purchase Plan Shares with optional payments of at least $25, up to an aggregate of $60,000 per calendar year.

•	Participants may make optional purchases of Shares with automatic monthly deductions from the participant’s U.S. bank account.

•	Participants pay no brokerage commissions, processing or service fees in connection with purchases under the Plan (see Question 3).

•	Full investment of funds is possible because the Plan permits fractions of Plan Shares, as well as full Plan Shares, to be credited to a participant’s account. In addition, dividends in respect of such fractions, as well as full Plan Shares, will be credited to a participant’s account.

•	Shareholders may continue to receive cash dividends on all Shares, including both Plan Shares and Certificate Shares.

•	To provide safekeeping of Plan Shares, certificates for such Shares are not issued unless requested by the participant. Any Share certificates owned by a participant may be deposited in the Plan account for safekeeping.

•	Regular statements of account provide simplified recordkeeping.

      The primary disadvantages of the Plan are:

•	The date by which decisions to reinvest dividends must be made for a dividend payment cycle is the record date, which generally is 20 days prior to the applicable dividend reinvestment date. During the period between a record date and the dividend reinvestment date, participants’ funds will be exposed to changes in market conditions. Also, optional payments are reinvested on the 10th of each month. During the period between the receipt of an optional cash payment and the investment of those funds, participants’ funds are similarly exposed to market conditions.

•	If the market price of the Company’s Common Stock declines between a record date or the date an optional cash payment is made and the dividend reinvestment date or optional payment investment date, the cost of acquiring Certificate Shares in the open market may be less than acquiring Plan Shares.

•	No interest will be paid on optional cash payments from the time made by a participant until the next applicable investment date.

•	Participants will not be able to determine the actual number of Plan Shares purchased on their behalf until after the applicable dividend reinvestment date.

Costs

     3. Are there any expenses to participants in connection with purchases under the Plan?

      No. Participants will incur no brokerage commissions, processing or service fees for purchases made under the Plan. The Company will pay all costs of administration of the Plan.

Administration

     4. Who administers the Plan for participants?

      EquiServe Trust Company, N.A. (the “Agent”) has been designated by the Company to administer the Plan for participants, keep records, send statements of account to participants and perform other duties relating to the Plan. EquiServe, Inc. performs some of these services for EquiServe Trust Company, N.A. The Agent also serves as the Company’s transfer agent and registrar.

      For information about the Plan, you may contact the Company or the Agent in writing, by telephone, or over the Internet. Please include a telephone number or e-mail address where you can be reached during business hours.

      Participants may contact the Company as follows:

Healthcare Realty Trust Incorporated

3310 West End Avenue
Suite 700
Nashville, Tennessee 37203
Attention: Investor Relations
Telephone: 615-269-8175
Telecopy: 615-269-8461
e-mail: hrinfo@healthcarerealty.com

      Participants may contact the Agent as follows:

      In Writing:

Healthcare Realty Trust Incorporated

c/o EquiServe Trust Company, N.A.
Dividend Reinvestment Department
P.O. Box 43010
Providence, Rhode Island 02940-3010

      By Telephone:

      Shareholder customer service, including sale of shares: 1-800-626-8729

      Outside the United States and Canada: 1-781-575-3400

      TDD: A telecommunications device for the hearing impaired is available at 1-800-952-9245.

      An automated voice response system is available 24 hours a day, seven days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern Time each business day.

      By Internet:

      A Plan participant can obtain information about his account via the Internet on the Agent’s website (www.equiserve.com.) A Plan participant can access his Share balance, sell Shares, request a stock certificate and obtain online forms and other information about his account. To gain access, a Plan participant will be required to use a password which will be sent to the participant, or the participant can request a password by calling 1-800-626-8729.

      Messages forwarded on the Internet will be responded to promptly.

Participation

     5. Who can participate in the Plan?

      Any owner of record of at least one Share of the Company’s Common Stock is eligible to participate in the Plan. Shares registered in the name of a broker, bank, or other agent are not eligible to participate in the Plan. If a participant owns Shares which are registered in the name of a broker, bank or other agent and the participant wishes to enroll in the Plan, the participant should direct such agent to re-register those Shares in the participant’s own name.

     6. How does a shareholder participate?

      A shareholder may join the Plan by signing an Enrollment Form and returning it to the Agent. An Enrollment Form and envelope may be obtained at any time by contacting the Agent or the Company. Shareholders may also enroll through the Agent’s website (www.equiserve.com) (see Question 4).

     7. When may a shareholder join the Plan?

      An owner of record of at least one Share may join the Plan at any time (see Question 5).

     8. What does the Enrollment Form provide?

      The Enrollment Form provides for the purchase of Plan Shares through the following investment options:

•	Full Dividend Reinvestment — Reinvest dividends on all of a participant’s Shares, including both Plan Shares and Certificate Shares.

•	Partial Dividend Reinvestment — Receive cash dividends on the number of Shares (both Plan Shares and Certificate Shares) the participant specifies and apply the balance toward the purchase of more Shares.

•	Optional Cash Payments — Optional payments of at least $25 may be invested in additional Plan Shares up to an aggregate of $60,000 per calender year. Participants can make optional cash payments even if dividends are not reinvested.

      Any Shares for which a participant elects reinvestment of dividends, as well as new Plan Shares purchased with reinvested dividends or optional payments, will be credited to the participant’s account under the Plan.

     9. When must the Enrollment Form be received by the Agent to begin reinvesting dividends?

      The Agent must receive the Enrollment Form no later than the record date for payment of the dividend to begin reinvesting dividends. Dividends are expected to be paid in March, June, September, and December, as declared by the Board of Directors. The record dates will be approximately 20 days prior to the dividend payment dates.

     10. How may a participant change options under the Plan?

      A participant may change an investment option at any time by signing a new Enrollment Form and returning it to the Agent. An Enrollment Form and envelope may be obtained at any time by contacting the Agent. Participants may also change investment options through the Agent’s website (see Question 4). Any change in option with respect to reinvestment of dividends must be received by the Agent no later than the record date for the next dividend in order to make a change with respect to that dividend.

Optional Cash Payments

11.	How are optional payments made?

      A Plan participant may make optional payments at any time by investing not less than $25 at one time up to a maximum of $60,000 per calendar year, whether or not the participant elects to have dividends reinvested under the Plan. Each optional cash payment should be accompanied by a transaction form, which is attached to each statement of account (see Question 20). An optional payment can be made by automatic monthly bank debit (see Question 12) or by mailing a check or money order (payable to the Agent in United States dollars and drawn against a United States bank) directly to the address provided on the transaction form, or by a one-time online bank debit through the Agent’s website (see Question 4). Participants should refer to their online confirmation for their account debit date and investment date.

      Checks drawn against non-United States banks must have the United States currency imprinted on the check. Checks drawn on a non-United States bank may be subject to a clearance delay and a service charge.

      Optional cash payments will be invested as provided in Question 13.

      The same amount of money need not be sent each month, and there is no obligation to make a voluntary cash payment each month.

      In the event that any optional cash payment, by check or electronic funds transfer, is returned unpaid for any reason, the Agent will consider the request for investment of such optional cash payment null and void and shall immediately remove from the participant’s account Plan Shares, if any, purchased upon the prior credit of such optional cash payment. In addition, a $25 fee will be charged for any payment returned unpaid. The Agent may sell these Plan Shares to satisfy any uncollected amounts. If the net proceeds of the sale of such Plan Shares are insufficient to satisfy the balance of such uncollected amounts, the Agent may sell additional Plan Shares from the participant’s account to satisfy the uncollected balance.

12.	How may a participant make automatic monthly investments?

      Plan participants may make automatic monthly investments of a specified amount (not less than $25 per transaction or more than $60,000 per calendar year). To initiate automatic monthly deductions, Plan participants must complete and sign an Authorization Form for Automatic Deductions (“Authorization Form”) and return it to the Agent together with a voided blank check or savings account deposit slip, from a United States bank or financial institution, for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable. Participants may also initiate automatic monthly debits through the Agent’s website. However, participants should allow four to six weeks for the first investment to be initiated. Once automatic monthly deductions are initiated, funds will be drawn from the participant’s specified account three business days preceding the designated optional cash investment date.

      Automatic monthly deductions will continue until a participant notifies the Agent in writing or through the Internet to stop. Plan participants may change or discontinue automatic monthly deductions by completing and submitting a new Authorization Form to the Agent or through the Agent’s website. When a participant transfers Shares or otherwise establishes a new account, an Authorization Form must be completed unique to that account. If a participant closes or changes a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular optional cash investment date, however, the new Authorization Form must be received by the Agent at least seven business days preceding the optional cash investment date.

13.	When will optional cash investments be made?

      The “investment date” for optional cash purchases is generally the 10th business day of each month. The Agent will apply any optional cash payment received at least two business days before an investment date to the purchase of Shares for that investment date. Any optional cash payment not received at least two business days before an investment date will be applied to the purchase of Shares on the next succeeding investment date, unless a participant requests that his optional cash payment be returned.

      Participants will not receive interest on optional cash payments.

14.	When will dividends be paid on Plan Shares purchased with optional payments?

      Plan Shares purchased with optional payments will begin receiving dividends in the next dividend payment cycle.

15.	May optional cash payments be returned to a participant?

      Yes. Upon written request received at least two business days prior to the applicable investment date, the Agent will return optional cash payments to the participant. In addition, if an optional cash payment does not conform to the requirements described in Question 11, the Agent may return such payment to the participant. In each case, participants will not receive interest on optional cash payments.

Purchases

16.	What will be the price of Shares purchased under the Plan?

      The price of Plan Shares purchased with reinvested share dividends will be 95% of the “closing price” of the Company’s Common Stock. The term “closing price” means the price of the last actual sale of the Company’s Shares as reported by the New York Stock Exchange on the dividend payment date or, if no trading occurs on the NYSE on that date, the trading day immediately preceding the dividend payment date on which trading occurs on the NYSE.

      The price of Plan Shares purchased with optional payments will be 100% of the closing price of the Company’s Shares on the investment date, or, if no trading occurs on the NYSE on that date, then the trading day immediately preceding the investment date on which trading occurs on the NYSE (see Question 13).

      At the discretion of the Company, Plan Shares purchased with reinvested dividends or optional payments may be either newly issued Shares or treasury Shares.

17.	How many Plan Shares will be purchased for participants?

      Each participant’s account will be credited with that number of Plan Shares, including fractions, equal to the total dollar amount to be invested divided by the applicable purchase price per Plan Share (see Questions 3 and 16). The number of Plan Shares purchased cannot be determined until the day of purchase.

18.	When will purchases of Shares under the Plan be made?

      The Agent will apply cash dividends on Shares to the purchase of Plan Shares as of the close of business on the applicable dividend payment date (see Question 16). Optional cash payments are invested on the 10th day of each month.

Participant’s Account

19.	What Shares are included in a participant’s account under the Plan?

      A shareholder’s account under the Plan includes all Shares, including both Plan Shares and Certificate Shares.

      Plan Shares will be held in book-entry form in a participant’s account. However, if requested by the participant, certificates for any number of whole Plan Shares will be issued promptly. Those requests can be made by calling or writing the Agent, or through the Agent’s website (www.equiserve.com). Each transaction statement also contains a form which may be used to request certificates for whole Plan Shares or to make optional cash payments. Any remaining whole and fractional Plan Shares will continue to be held, in book entry form, in the participant’s account. Certificates for fractional Plan Shares will not be issued.

Reports to Participants

20.	What reports will be sent to participants in the Plan?

      As soon as practicable after each purchase under the Plan, each participant in the Plan will receive a statement of account showing amounts invested, purchase prices, Plan Shares purchased and other information for the year to date. The Company suggests that participants retain all statements for tax and other purposes. The Agent may charge a fee to supply past account history. In addition, each participant will receive communications sent to all owners of Shares, including the Company’s annual reports and notices of shareholders’ meetings and proxy statements. Participants will receive all information needed for federal income tax return purposes.

Dividends

21.	Will a participant’s account be credited with dividends on fractions of Plan Shares?

      Yes.

Issuance of Certificates

22.	Will certificates be issued for Plan Shares purchased?

      Participants may receive certificates for Plan Shares upon request through the Agent’s website or by calling or writing the Agent (see Question 4). Otherwise, Plan Shares will be held in the participant’s account in book-entry form. This protects against loss, theft or destruction of stock certificates.

      Certificates for any number of whole Plan Shares will be issued promptly after receipt of a request signed by the participant (or participants if a joint registration). Any remaining full Plan Shares and fraction of a Plan Share will continue to be held in the participant’s account in book-entry form (see Question 25).

      Certificates for a fractional Share will not be issued under any circumstances.

      Plan Shares may not be pledged. A participant who wishes to pledge Plan Shares must obtain certificates for such Plan Shares issued in the participant’s name.

23.	In whose name will certificates be registered when issued?

      Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Certificates for whole Plan Shares will be similarly registered when issued.

24.	How may stock certificates be deposited into a participant’s account in book-entry form for safekeeping purposes?

      For safekeeping purposes, a Plan participant may convert into book-entry form any Common Stock certificates registered in the participant’s name. Thereafter, those Shares, credited to the participant’s account in book-entry form, will become Plan Shares and will no longer be Certificate Shares. There is no charge for this service and, by making the deposit, the participant will be relieved of the risk of loss, theft or destruction of the certificates.

      If Plan participants wish to deposit their Share certificates, they must mail them along with a request to the Agent. The certificates should not be endorsed. Each Plan participant will promptly receive a statement confirming each certificate conversion and credit.

      The Company recommends that certificates be sent to the Agent by registered mail, return receipt requested and insured for possible mail loss in the amount of 3% of the market value of the Shares (minimum of $20); this represents the replacement cost if the certificates are lost in transit to the Agent. Insurance covers the replacement of Shares, but does not protect against any loss resulting from fluctuations in the market value of those Shares from the time the certificates are mailed until the time that they are replaced.

Termination

25.	How is participation in the Plan terminated?

      In order to terminate participation in the Plan, a participant (or participants if a joint registration) should contact the Agent by telephone, in writing, or through the Internet (see Question 4). Terminating Plan participants will receive certificates for whole Plan Shares and cash for any fraction of a Plan Share, less any costs of sale, including service or processing fees, and the Agent will close the dividend reinvestment account. The cash payment will be based on the closing price of the Company’s Common Stock on the NYSE on the day the certificate is issued, or if no trading occurs on that date on the NYSE, the trading day immediately preceding on which trading occurs on the NYSE.

      A request to terminate participation in the Plan will become effective on the next record date for a dividend after the Agent receives the request. All future dividends will be paid in cash to the participant. Any optional cash payment sent to the Agent prior to the request to terminate will be invested in Plan Shares unless the participant’s termination request expressly requests the return of the optional cash payment and such request is received no later than two business days prior to the applicable dividend payment date.

26.	When may participation in the Plan be terminated?

      Participation in the Plan may be terminated at any time.

Other Information

27.	Can shares credited to a participant’s account under the Plan be sold?

      Yes. Plan participants may at any time, including upon withdrawal, request the sale of all or any of their Plan Shares by:

•	Providing written instructions, including the signatures of all persons in whose name the account is maintained,

•	Calling the Agent at 1-800-626-8729 using a touch-tone phone, or

•	Using the Internet Account Access Facility at the Agent’s website (www.equiserve.com).

      All sale requests having an anticipated market value of at least $100,000 and all sale requests sent within 30 days of an account address change must be in writing.

      The Agent will make every effort to process all sale orders (written, telephone and Internet) on the day it receives them, provided that instructions are received before 1 p.m. Eastern Time on a business day on which the Agent and the NYSE are open. The proceeds from such sale, less a service fee of $15.00 per sale, required withholding for income taxes, and other costs of sale, will be sent to the selling participant. The Agent will also charge a processing fee of $0.12 per whole Share and fraction sold, which includes all brokerage commissions. Each sale request will be processed and a check for the net proceeds will be mailed as promptly as possible after the Agent receives the sale request.

28.	What happens when a participant who is reinvesting the cash dividends on all or part of the Shares registered in the participant’s name sells or transfers a portion of such Shares?

      If a participant who is reinvesting the cash dividends on all of the Shares registered in the participant’s name disposes of a portion of such Shares, the Company will continue to reinvest the dividends on the remainder of the Shares.

      If a participant who is reinvesting the cash dividends on part of the Shares registered in the participant’s name disposes of a portion of such Shares, the Company will continue to pay cash dividends on the remainder of the Shares up to the number of Shares originally authorized. For example, if a participant directed the Company to continue paying cash dividends on 50 Shares of a total of 100 Shares registered in the participant’s name so that the Company would be reinvesting cash dividends on 50 Shares, and then the participant disposed of 25 Shares, the Company would continue to pay cash dividends on 50 of the remaining 75 Shares. If instead the participant disposed of 75 Shares, the Company would continue to pay cash dividends on all of the remaining 25 Shares.

29.	What happens when a participant sells or transfers all of the Certificate Shares or Plan Shares registered in the participant’s name?

      Since all Shares are treated the same under the Plan, if a participant disposes of all Certificate Shares registered in the participant’s name, the Company will continue to reinvest the dividends on the Plan Shares held by the Company in the participant’s account under the Plan and, conversely, if a participant disposes of all Plan shares registered in the participant’s name, the Company will continue to reinvest the dividends on the Certificate Shares registered in the participant’s name under the Plan, in either case, until otherwise notified (see Question 25).

30.	What happens if the Company issues a stock dividend or declares a stock split?

      Any Shares distributed as a result of a stock dividend or stock split by the Company on Plan Shares and Certificate Shares will be added to the participant’s account. The participant may obtain certificates for any such Shares by calling the Agent at 1-800-626-8729 and requesting that certificates be provided.

31.	How will a participant’s Shares be voted at meetings of shareholders?

      All whole Plan Shares of Common Stock will be voted as the participant directs. If on the record date for a meeting of shareholders there are whole Plan Shares credited to the participant’s account under the Plan, the participant will receive a proxy card representing both the Plan Shares held in the participant’s Plan account and all other Shares held by the participant. When the participant returns in a timely fashion a signed proxy card, his Plan Shares will be voted as indicated by the participant on the proxy card with respect to all whole Shares either held by or credited to the participant. All such Shares also may be voted in person at shareholders’ meetings. Fractional Plan Shares will not be voted.

      If the proxy card is returned signed and no voting instructions are given with respect to any item thereon, all of the participant’s Shares (including whole Plan Shares) will be voted in accordance with the recommendations of the Company’s management. This is the same procedure that is followed for all shareholders who return proxies and do not provide instructions. If the proxy card or instruction card is not returned or if it is returned unsigned by the registered owner(s), none of the participant’s Shares covered by such proxy card will be voted; a participant or his or her duly appointed representative could, however, vote Shares registered in the participant’s name in person at the meeting.

32.	What are the responsibilities of the Company and the Agent under the Plan?

      Neither the Company nor the Agent, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act. This would include any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death, the prices or times at which Shares are purchased or sold, or fluctuations in the market prices of Shares. This limitation of liability shall not constitute a waiver by any participant of his or her rights under federal or state securities laws.

      Participants should recognize that the Company cannot assure them of a profit or protect them against a loss on the Plan Shares purchased by them under the Plan.

      Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends will depend upon future earnings, the financial condition of the Company and other factors.

33.	May the Plan be changed or discontinued?

      The Company reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan, the Company will issue certificates for whole Plan Shares and will pay cash for any fraction of a Plan Share or the participant can keep all of his Shares on account with EquiServe in book entry form but no future dividends will be reinvested (see Question 25).

Federal Income Tax Consequences

34.	What are the federal income tax consequences of participation in the Plan?

      In the opinion of counsel to the Company, the federal income tax consequences for Plan participants are as follows:

      A participant in the Plan will have somewhat different federal income tax obligations for dividends reinvested under the Plan than for dividends received in cash. A participant will be treated as having received a dividend distribution equal to the fair market value of the Plan Shares purchased on the dividend payment date. Therefore, because Plan Shares purchased with reinvested dividends will be purchased for 95% of their fair market value, the resulting taxable income will be greater than the taxable income that would have resulted from the receipt of the dividend in cash. A participant’s tax basis in the dividend Plan Shares will be equal to the fair market value of the dividend Plan Shares credited to the participant’s account, and the holding period for such Shares will begin the day after the dividend payment date (see Questions 16 and 18). Likewise, the tax basis per Plan Share purchased with optional payments is equal to the participant’s purchase price per Plan Share.

      Example: The Company makes a quarterly dividend distribution which would amount to $100 if the shareholder received it in cash. The shareholder is, instead, a participant in the Plan. The closing price on the NYSE on the dividend payment date is $20. The $100 dividend is reinvested for the participant in Plan Shares at $19 per share (95% of $20), with 5.263 shares ($100 divided by $19) being credited to the participant’s account. The fair market value of these 5.263 shares is $20 each, or $105.26. For federal income tax purposes, the Company is deemed to have distributed to the participant and the participant to have received $105.26. This amount will be the tax basis for the 5.263 dividend Plan Shares. If the full amount of the distribution paid by the Company is a distribution of the current or accumulated earnings and profits of the Company, then the participant is deemed to have a taxable dividend of $105.26; if only 50% of such distribution is determined to be from the earnings and profits of the Company, then $52.63 will be taxable as a dividend to the participant and the remaining $52.63 treated as return of capital or capital gains distribution, or as gain from the sale or exchange of such participant’s Plan Shares, as appropriate.

      So long as the Company continues to qualify as a REIT under the Code, the distribution will be taxable under the provisions of the Code applicable to REITs and their shareholders, pursuant to which:

•	Distributions will be taxable to shareholders as ordinary income to the extent of the current or accumulated earnings and profits of the Company,

•	Distributions which are designated as capital gain distributions by the Company will be taxed as long-term capital gains to shareholders to the extent they do not exceed the Company’s net capital gain for the taxable year,

•	Distributions which are not designated as capital gains distributions and which are in excess of the Company’s current or accumulated earnings and profits will be treated as a return of capital to the shareholders and reduce the adjusted tax basis of a shareholder’s Shares (but not below zero), and

•	Such distributions in excess of a shareholder’s adjusted tax basis in his Shares will be treated as gain from the sale or exchange of such Shares.

      A participant will not realize any taxable income when the participant receives certificates for whole Plan Shares, either upon the participant’s request for certain of those Shares or upon termination of participation in or termination of the Plan.

      A participant will realize gain or loss when Plan Shares are sold or exchanged, including a sale upon withdrawal from the Plan (see Question 27), and, in the case of a fractional Plan Share, when the participant receives a cash adjustment for a fraction of a Plan Share upon termination of participation or termination of the Plan; and the amount of such gain or loss will be the difference between the amount which the participant receives for the Plan Shares or fraction of a Plan Share and the tax basis therefor.

      The Company will comply with all applicable Internal Revenue Service (“IRS”) requirements concerning the filing of information returns, and such information will be provided to the participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to participants whose dividends are subject to United States income tax withholding, the Company will comply with all applicable IRS requirements concerning the withholding of such tax, and the amount of any cash distribution reinvested will, in each case, be after any reduction necessary to comply with the applicable withholding requirements.

      Under Code Section 3406(a)(1), the Company is required to withhold for United States income tax purposes a percentage (currently 28%) of all dividend payments to a shareholder if:

•	Such shareholder has failed to furnish his or her taxpayer identification number, which for an individual is usually his or her social security number,

•	The IRS has notified the Company that the shareholder has failed to properly report interest or dividends, or

•	The shareholder has failed to certify, under penalties of perjury, that he or she is not subject to back-up withholding. Shareholders have previously been requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

35.	How does the recent tax legislation affect the taxation of dividends on the Company’s Shares?

      On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax legislation reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because the Company is not

generally subject to federal income tax on the portion of its REIT taxable income or capital gains distributed to its shareholders, its dividends are generally not eligible for the new 15% tax rate on dividends. As a result, the Company’s ordinary REIT dividends will continue to be taxed at the higher tax rates (currently, 35%) applicable to ordinary income.

36.	What are the effects of federal income tax withholding provisions?

      In the case of a shareholder who is subject to back-up withholding tax on dividends under the Plan, or a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the cash dividend, and only the reduced amount will be reinvested in Plan Shares. Regular statements of account confirming purchases made for such participants will indicate the amount of tax withheld.

USE OF PROCEEDS

      The Company is unable to estimate the amount of proceeds from the Shares to be sold under the Plan. The Company intends to use any proceeds from the sale of such Shares for general corporate purposes.

PLAN OF DISTRIBUTION

      The Shares sold under the Plan are being distributed directly by the Company rather than through an underwriter, broker or dealer. Participants will incur no brokerage commissions, processing or service fees in connection with the purchase of Plan Shares.

      The Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Shares of the Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

INDEMNIFICATION

      The Company’s Articles of Incorporation and Bylaws provide that the Company shall indemnify and advance expenses to its currently acting and former directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Maryland.

      To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, the Company understands that the SEC believes that such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

      The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (File No. 1-11852). You may read and copy any document it files with the Commission at the Public Reference Room of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call 1-800-SEC-0330 for further information concerning the Public Reference Room.

      The Commission also makes these documents available on its web site at http://www.sec.gov and may also be obtained through the Company’s website (http://www.healthcarerealty.com). Copies of these materials are also available at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 relating to the Common Stock offered by this Prospectus. This Prospectus constitutes a part of the registration statement but does not contain all of the information set forth in the registration statement and its exhibits. For further information, you should refer to the registration statement and its exhibits.

      The Commission allows the Company to “incorporate by reference” the information it files with the Commission, which means that the Company can disclose important information to you by referring you to another document it has filed with the Commission. The information incorporated by reference is an important part of this Prospectus and information that the Company files later with the Commission will automatically update and supersede this information. The Company incorporates by reference the following:

•	The description of Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on April 12, 1993;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	Current reports on Form 8-K, dated January 21, 2003, January 31, 2003, April 25, 2003, July 25, 2003 and September 10, 2003; and

•	Any future filings the Company makes with the Commission until it sells all of the Common Stock offered by this Prospectus.

      You may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address or telephone number:

Healthcare Realty Trust Incorporated
3310 West End Avenue
Suite 700
Nashville, Tennessee 37203
Attention: Investor Relations
Telephone: (615) 269-8175

e-mail: hrinfo@healthcarerealty.com

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares of Common Stock offered hereby or an offer to sell or a solicitation of an offer to buy such Shares to any person in any jurisdiction in which such offer is unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

(HEALTHCARE REALTY TRUST LOGO)

Dividend

Reinvestment Plan

Common Stock

PROSPECTUS

September 26, 2003

PART II

Information Not Required in Prospectus

Item 15.  Indemnification of Directors and Officers

      The Second Articles of Amendment and Restatement for the Registrant provide as follows:

ARTICLE IX

LIMITATION ON PERSONAL LIABILITY
OF DIRECTORS AND OFFICERS; INDEMNIFICATION

      A director or officer shall not be personally liable to the corporation or its shareholders for money damages unless (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property, or services actually received or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding, based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

      If the law of the State of Maryland is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers or expanding such liability, then the liability of directors or officers to the corporation or its shareholders shall be limited or eliminated to the fullest extent permitted by Maryland law as so amended from time to time. Any repeal or modification of this Article IX by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer or the corporation existing at the time of such repeal or modification.

      The corporation shall indemnify directors, officers, employees and agents to the fullest extent permitted by the law of the State of Maryland. The corporation may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the law of the State of Maryland, whether or not the corporation would have the power to indemnify against liability under the provisions of such law.

      The Second Amended and Restated Bylaws of the Registrant provides as follows:

ARTICLE IX

INDEMNIFICATION OF OFFICERS AND DIRECTORS

      SECTION 1.     Indemnification. The corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law, and the corporation may indemnify and advance expenses to its officers, employees and agents to the same extent as its directors and to such further extent as is consistent with law. The officers of the Corporation shall be entitled to such indemnification except to the extent that the Board of Directors may otherwise prospectively determine in any situation. The corporation may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the law of the State of Maryland, whether or not the corporation would have the power to indemnify against liability under the provisions of such law.

      SECTION 2.     Provisions Not Exclusive. This Article shall not be construed as a limitation upon the power of the corporation to enter into contracts or undertakings of indemnity with a director, officer, employee or agent of the corporation, nor shall it be construed as a limitation upon any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or his official capacity and as to action in another capacity while holding office.

      SECTION 3.     Additional Information. The benefits of the indemnification and hold harmless provisions applicable to the officers and directors of this corporation under the General Corporation Law of the State of Maryland or any other applicable law of the State of Maryland shall also be applicable to the officers (including without limitation the Chairman, Treasurer, and Assistant Treasurer) appointed from time to time by the President of this corporation to serve in the administration and management of any separate, segregated fund established for purposes of collecting and distributing voluntary employee political contributions to federal, state or local election campaigns pursuant to the Federal Election Campaign Act of 1971, as amended or any similar federal, state or local statute or ordinance.

      Section 2.418 of the Maryland General Corporation Law generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding; but, if the proceeding is by, or in the right of the corporation, indemnification is not permitted with respect to such proceeding in which the director has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The Maryland General Corporation Law permits Maryland corporations to indemnify their officers, employees or agents to the same extent as their directors and to such further extent as is consistent with law. The Company’s Articles of Incorporation and Bylaws provide that officers, employees and agents of the Company shall be entitled to indemnification to the fullest extent permitted by Maryland law.

      Indemnification under the provisions of the Maryland General Corporation Law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the Articles of Incorporation, Bylaws, resolution of shareholders or directors, contract or otherwise.

Item 16.  Exhibits

Exhibit
Number

4	—	Specimen stock certificate.(1)
5	—	Opinion of Waller Lansden Dortch & Davis regarding legality.(2)
8	—	Opinion of Waller Lansden Dortch & Davis regarding tax consequences.(2)
23.1	—	Consent of Waller Lansden Dortch & Davis (see Exhibits 5 and 8).(2)
23.2	—	Consent of Ernst & Young.(3)
24	—	Power of Attorney.(2)
99.1	—	Dividend Reinvestment Plan, as amended.
99.2	—	Specimen Enrollment Authorization Form.
99.3	—	Specimen Authorization Form for Automatic Deductions.

(1)	Incorporated by reference to Registrant’s Registration Statement on Form S-11 (Registration No. 33-60506) previously filed pursuant to the Securities Act of 1933.

(2)	Previously filed.

(3)	Incorporated by reference to Exhibit 23 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 26th day of September, 2003.

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ DAVID R. EMERY

David R. Emery
Chairman, President, and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID R. EMERY David R. Emery	Chairman, President, and Chief Executive Officer (Principal Executive Officer)	September 26, 2003

/s/ SCOTT W. HOLMES Scott W. Holmes	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 26, 2003

/s/ LEIGH ANN STACH Leigh Ann Stach	Vice President, Financial Reporting and Controller (Principal Accounting Officer)	September 26, 2003

* Errol L. Biggs, Ph.D.	Director	September 26, 2003

* Charles Raymond Fernandez, M.D.	Director	September 26, 2003

* Batey M. Gresham, Jr.	Director	September 26, 2003

* Marliese E. Mooney	Director	September 26, 2003

* Edwin B. Morris	Director	September 26, 2003

* John Knox Singleton	Director	September 26, 2003

Signature	Title	Date

/s/ DAN S. WILFORD Dan S. Wilford	Director	September 26, 2003

*By: /s/ DAVID R. EMERY David R. Emery Attorney-in-fact		September 26, 2003

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